SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. )*



                         SBA COMMUNICATIONS CORPORATION.
             -------------------------------------------------------
                                (Name of Issuer)



                              Class A Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)



                                    78388J106
             -------------------------------------------------------
                                 (CUSIP Number)



                                  July 1, 2002
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [ ]   Rule 13d-1(b)

            [X]   Rule 13d-1(c)

            [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------                    -----------------------------
     CUSIP No. 78388J106              13G               Page 2 of 10 Pages
-------------------------------                    -----------------------------

========= ======================================================================
(1) Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (entities only)
          Gotham Capital V, LLC
--------- ----------------------------------------------------------------------
(2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
--------- ----------------------------------------------------------------------
(3)       SEC Use Only

--------- ----------------------------------------------------------------------
(4)       Citizenship or Place of Organization

          Delaware
--------- ----------------------------------------------------------------------
                                                    (5)     Sole Voting Power
                                                            2,230,000
                                                    ------- --------------------
                    Number of                       (6)     Shared Voting Power
                Shares Beneficially                         418,200
                      Owned                         ------- --------------------
                      by Each                       (7)     Sole Dispositive
                     Reporting                              Power
                    Person With                             2,230,000
                                                    ------- --------------------
                                                    (8)     Shared Dispositive
                                                            Power
                                                            418,200
--------- ----------------------------------------------------------------------
(8)       See attached exhibit.

--------- ----------------------------------------------------------------------
(9)       Aggregate Amount Beneficially Owned by Each Reporting Person
          2,648,200
--------- ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
--------- ----------------------------------------------------------------------
(11)      Percent of Class Represented by Amount in Row (9)
          5.9%
--------- ----------------------------------------------------------------------
(12)      Type of Reporting Person (See Instructions)
          OO-Limited Liability Company
========= ======================================================================

-------------------------------                    -----------------------------
     CUSIP No. 78388J106              13G               Page 3 of 10 Pages
-------------------------------                    -----------------------------

========= ======================================================================
(1) Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (entities only)

          The Gotham Fund, LP
--------- ----------------------------------------------------------------------
(2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
--------- ----------------------------------------------------------------------
(3)       SEC Use Only

--------- ----------------------------------------------------------------------
(4)       Citizenship or Place of Organization

          Delaware
--------- ----------------------------------------------------------------------
                                                    (5)     Sole Voting Power
                                                            0
                                                    ------- --------------------
                    Number of                       (6)     Shared Voting Power
                Shares Beneficially                         418,200
                      Owned                         ------- --------------------
                      by Each                       (7)     Sole Dispositive
                     Reporting                              Power
                    Person With                             0
                                                    ------- --------------------
                                                    (8)     Shared Dispositive
                                                            Power
                                                            418,200
--------- ----------------------------------------------------------------------
(8)       See attached exhibit.

--------- ----------------------------------------------------------------------
(9)       Aggregate Amount Beneficially Owned by Each Reporting Person
          418,200
--------- ----------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
--------- ----------------------------------------------------------------------
(11)      Percent of Class Represented by Amount in Row (9)
          0.93%
--------- ----------------------------------------------------------------------
(12)      Type of Reporting Person (See Instructions)
          PN-Partnership
========= ======================================================================

Item 1(a).  Name of Issuer:
            --------------

            SBA Communications Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

            SBA Communications Corporation
            500 Broken Sound Parkway,
            Boca Raton,
            Florida 33487

Item 2(a).  Name of Persons Filing:
            ----------------------

            Gotham Capital V, LLC

            The Gotham Fund, LP

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            -----------------------------------------------------------

            Gotham Capital V, LLC:  520 Madison Avenue,
                                    32nd Floor
                                    New York, NY 10022

            The Gotham Fund, LP:    520 Madison Avenue,
                                    32nd Floor
                                    New York, NY 10022

Item 2(c).  Citizenship:
            -----------

            Gotham Capital V, LLC:  Delaware

            The Gotham Fund, LP:    Delaware

Item 2(d).  Title of Class of Securities:
            ----------------------------

            Class A Common Stock

Item 2(e).  CUSIP Number:
            ------------

            78388J106

Item 3.     Filing Category
            ---------------

            Not applicable

Item 4(a).  Amount Beneficially Owned:
            -------------------------

            Gotham Capital V, LLC:  2,648,200

            The Gotham Fund, LP:    418,200

Item 4(b).  Percent of Class:
            ----------------

            Gotham Capital V, LLC:  5.9%

            The Gotham Fund, LP:    0.93%

Item 4(c).  Number of shares as to which the Reporting Person has:
            -----------------------------------------------------

            (i)     sole power to vote or direct the vote

                    Gotham Capital V, LLC:          2,230,000

                    The Gotham Fund, LP s:          0

            (ii)    shared power to vote or direct the vote

                    Gotham Capital V, LLC:          418,200

                    The Gotham Fund, LP:            418,200

            (iii)   sole power to dispose or to direct the disposition of

                    Gotham Capital V, LLC:          2,230,000

                    The Gotham Fund, LP s:          0

            (iv)    shared power to dispose or to direct the disposition of

                    Gotham Capital V, LLC:          418,200

                    The Gotham Fund, LP:            418,200


Item 5.     Ownership of Five Percent or Less of a Class
            --------------------------------------------

            Not applicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person
            ---------------------------------------------------------------

            Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
            ------------------------------------------------------------

            Not applicable

Item 8.     Identification and Classification of Members of the Group
            ---------------------------------------------------------

            This Schedule 13G is being filed on behalf of Gotham Capital V, LLC and The Gotham Fund, LP. See Exhibit A attached hereto.

Item 9.     Notice of Dissolution of Group
            ------------------------------

            Not applicable

Item 10.    Certifications
            --------------

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 16, 2002
                                          GOTHAM CAPITAL V, LLC

                                          By:  /s/ Joel M. Greenblatt
                                               ----------------------
                                               Joel M. Greenblatt, Manager

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 16, 2002

                                          THE GOTHAM FUND, LP

                                          By: Gotham Asset Management G.P. LLC,
                                              General Partner

                                          By: Gotham Capital V, LLC, Sole Member

                                          By: /s/ Joel M. Greenblatt
                                              ----------------------
                                              Joel M. Greenblatt, Manager

                                  EXHIBIT INDEX

 Exhibit                            Description                      Page
 -------                            -----------                      ----

    A          Identity of each group member                         10